UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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ATMEL CORPORATION

(Name of Registrant as Specified In Its Charter)

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The following is an e-mail communication sent on behalf of Atmel Corporation to selected media contacts on April 16, 2007.
Atmel Statement:
“The fundamental question facing Atmel’s stockholders is who has the commitment to and track record of taking the appropriate steps to drive enhanced stockholder returns. We believe the answer is clear: Atmel’s Board and new management team have a record of acting in the best interests of Atmel’s stockholders, and we will continue to take decisive and aggressive actions to unlock the value of the Company.
The restructuring initiatives launched in December by Atmel’s Board and new management team are important first steps towards achieving our goal of transforming Atmel and increasing stockholder value. We are actively evaluating additional opportunities for value creation.
On the other hand:
•	Mr. Perlegos criticizes the Company’s financial performance — but never acknowledges his own responsibility for the legacy he left after controlling Atmel for more than 20 years as its Chairman, President and CEO, and failing to initiate the actions he has just recently proposed. In contrast, Atmel’s Board and new management team have been aggressively working to address the challenges created under Perlegos’s watch. We are making progress towards our goal to address these challenges, transform and refocus Atmel, and drive enhanced stockholder returns.

•	Mr. Perlegos creates and recycles a series of “concerns” without acknowledging the real concern facing Atmel’s stockholders: that George Perlegos, who was terminated for cause for misusing corporate funds for personal gain, is now trying to retake control of the Company. It’s clear to us that Perlegos is pursuing a retaliatory proxy campaign to remove the five directors who fired him for cause, install his hand-picked CEO and reinstate himself as “interim CEO.” If he prevails, we believe stockholder value and Atmel’s commitment to a proper “tone at the top” and high ethical standards are at risk.

•	Mr. Perlegos has, in our view, engaged in misleading and inaccurate personal attacks in what we see as an attempt to mislead stockholders and gain votes. For example, while he unfairly attacks the character and experience of the Company’s current Board and new management team, George Perlegos fails to even acknowledge:
•	His own termination for cause for misusing corporate travel funds for personal airplane tickets for himself and his family;

•	His failure, even today, to reimburse Atmel for the personal trips he improperly took at the Company’s expense;

•	The fact that the five Atmel directors he is trying to remove have over 75 years of experience as leaders of public and private companies in the semiconductor industry,

while the press has noted that “the [Perlegos] slate doesn’t include candidates with extensive semiconductor-industry experience;” and

•	That George Perlegos is personally paying each of his director nominees $100,000 to simply stand for election at the special and annual meetings. While the Perlegos nominees may have no affiliation with the current Atmel Board and management team, they are by no means “independent” of George Perlegos.
Atmel’s Board continues to unanimously recommend that stockholders vote AGAINST the Perlegos proposal on the Company’s WHITE proxy card and not sign or return any proxy card sent by George Perlegos.”